FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of August 16, 2011, by and between Forum Funds, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (the “Trust”), and ICICI Securities Holdings Inc., a Delaware corporation, with its principal office and place of business at 500 5th Avenue, New York, NY 10017 (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value (the “Shares”), in separate series, with each such series having been established in a manner to provide that the obligations of such series are its own and are not the obligations of any other series; and

WHEREAS, the Trust desires that the Adviser perform investment advisory services for the ICICI India Dynamic Fund (the “Fund”), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

WHEREAS, Forum Funds India Dynamic Limited (the “Company”), a wholly-owned subsidiary of the Fund, has been organized as a private company limited by shares incorporated under the laws of  Mauritius as a collective investment fund for the purpose of investing in securities and other instruments traded in India; and the Fund intends to invest a substantial portion of its assets in such investments by investing in the Company; and the Adviser has agreed to provide certain discretionary advisory services to the Company under a separate Advisory Agreement between the Company and the Adviser (the “Subsidiary Agreement”);

WHEREAS, the parties acknowledge that references to the assets, investments, and property of the Fund in this Agreement include the assets, investments, and property held by the Company;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and the Adviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           The Trust hereby employs the Adviser, subject to the supervision of the Board of Trustees of the Trust (“Board”), to manage the investment and reinvestment of the assets in the Fund and to provide other services as specified herein.  The Adviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Trust shall deliver to the Adviser copies of:  (i) the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organic Documents”); (ii) the Trust’s Registration Statement and all amendments thereto with respect to the Fund filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Trust’s current Prospectuses and Statements of Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar documents adopted by the Trust on behalf of the Fund under Rule 12b-1 of the 1940 Act and each current shareholder service plan or similar document adopted by the Trust on behalf of the Fund; and (v) all written policies and procedures adopted by the Trust with respect to the Fund that are relevant to the services provided by the Adviser (including but not limited to repurchase agreement procedures, Rule 17a-7 Procedures, Rule 17e-1 Procedures), and shall promptly furnish the Adviser with all amendments of or supplements to the foregoing (collectively the “Procedures”).  The Trust shall deliver to the Adviser:  (v) a certified copy of the resolution of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act), appointing the Adviser and any subadviser and approving this Agreement and any subadvisory agreement; (w) a certified copy of the resolution of the Fund’s shareholder(s), if applicable, appointing the Adviser and each subadviser; (x) a copy of all proxy statements and related materials relating to the Fund; (y) a certified copy of the resolution of the Trust electing the officers of the Trust; and (z) any other documents, materials or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Adviser has delivered, or will deliver within 45 days, to the Trust a copy of its (i) Form ADV as most recently filed with the SEC; (ii) code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) compliance program materials prepared in accordance with and adopted for the purposes specified in Rule 38a-1 under the 1940 Act.  The Adviser shall promptly furnish the Trust with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF THE TRUST

In order for the Adviser to perform the services required by this Agreement, the Trust:  (i) shall cause all service providers to the Trust to furnish information to the Adviser and to assist the Adviser as may be required; and (ii) shall ensure that the Adviser has reasonable access to all records and documents maintained by the Trust or any service provider to the Trust.

SECTION 3.  DUTIES OF THE ADVISER

Subject to the delegation of any of the following duties to one or more persons as permitted by Section 9 of this Agreement, the Adviser, at its own expense, shall render the following services to the Trust:

(a)           The Adviser will make decisions with respect to all purchases and sales of securities and other investment assets on behalf of the Fund consistent with the Fund’s investment objectives, policies and restrictions.  To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Fund.  In all purchases, sales and other transactions in securities and other investments for the Fund, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting of proxies with respect to securities owned by the Fund, subject to such proxy voting policies as approved by the Board.  The Adviser shall keep confidential the Fund’s holdings in accordance with the Fund’s policy concerning the disclosure of such holdings as described in a copy of such policy furnished by the Trust to the Adviser.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and applicable regulations and interpretations thereunder, the Adviser may allocate brokerage on behalf of the Fund to a broker-dealer who provides research services to the extent consistent with laws and regulations applicable to the markets in which the Adviser invests the Fund’s assets.  Subject to the foregoing limitations, the Adviser may cause the Fund to pay to a broker-dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other advisory clients.  The Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates.  Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)           The Adviser will report to the Board at each meeting thereof as requested by the Board all material changes in the Fund since the prior report, and will also keep the Board informed of important developments affecting the Fund and the Adviser, and on its own initiative, or as requested by the Board, will furnish the Board from time to time with such information as the Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund’s holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise.  The Adviser will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Adviser may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Trust’s or the Fund’s policies and procedures, the Registration Statement, the 1940 Act, the Securities Act, the 1934 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws.

(c)           The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser.  No obligation may be incurred on the Trust’s behalf in any such respect.

(d)           The Adviser will report to the Board all matters related to the Adviser that are material to Adviser’s performance of this Agreement.  The Adviser will notify the Trust as soon as reasonably practicable and, where possible, in advance of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Adviser.

(e)           The Adviser shall maintain policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent violations of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) as they relate to the Trust, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.  The Adviser also shall provide, upon reasonable request, the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.  Upon the written request of the Trust, the Adviser shall permit the Trust or its representatives to examine the reports required to be made to the Adviser under the Code.

(f)           The Adviser shall monitor the operations of the Company and the performance of the administrator and other service providers for the Company.  The Adviser shall employ personnel who have the requisite level of skill and competence required to effectively discharge such responsibilities.  The Adviser also shall provide the Trust, upon reasonable request, with periodic reports regarding the matters described in this paragraph (f).

(g)           The Adviser shall work with the Fund to arrange for the Company to maintain a Sub-account with a Foreign Institutional Investor (“FII”) to enable the Company to purchase and sell securities and other investments in India or Indian markets in a manner that complies with applicable requirements of the Securities and Exchange Board of India (“SEBI”) or, alternatively, shall itself be registered as an FII with SEBI, in either case to the extent required by applicable law.   The Adviser shall monitor the operations of the Sub-account, the custodian for the Sub-Account, the custodian account for the Sub-account and comparable accounts maintained for the Company to invest in India.  The Adviser shall employ personnel who have the requisite level of skill and competence required to effectively discharge such responsibilities.  The Adviser also shall provide the Trust, upon reasonable request, with periodic reports regarding the matters described in this paragraph (g).

(h)           The Adviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders on behalf of the Fund as are required to be maintained by the Trust under the 1940 Act.  The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust.  The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(i)           The Adviser will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(j)           The Adviser will provide the Fund and the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets as the Fund or the Fund’s custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Trust’s Portfolio Securities Valuation Procedures, provided, however, the Adviser shall not be deemed to be the pricing agent for the Fund.

(k)           The Adviser, at its expense, will provide the Board or the Trust with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Fund’s and the Trusts’ administrators, custodian, transfer agent and pricing agents and all other agents and representatives of the Fund and the Trust; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Trust; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(l)           The Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time in accordance with the Adviser’s proxy voting policies and procedures, as approved by the Board.

SECTION 4.  COMPENSATION; EXPENSES

(a)           In consideration of the foregoing, the Trust shall pay the Adviser, with respect to the Fund, a fee at an annual rate as listed in Appendix A hereto.  Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement, the Trust shall pay to the Adviser such compensation as shall be payable prior to the effective date of termination.

(b)           The Adviser may reimburse expenses of the Fund or waive its fees to the extent necessary, as the parties agree from time to time, to maintain the Fund’s expense ratio at an agreed-upon amount for a period of time specified in a separate letter of agreement.  The Adviser’s reimbursement of the Fund’s expenses shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust’s payment to the Adviser for such month.

(c)           No fee shall be payable hereunder with respect to any portion of the Fund’s assets which are invested in shares of any open-end management investment companies registered under the 1940 Act for which the Adviser serves as investment adviser or subadviser and for which the Adviser already receives an advisory fee.

(d)           The Trust shall be responsible for and assumes the obligation for payment of all of its expenses not specifically waived, assumed or agreed to be paid by the Adviser, including but not limited to: (i) the fee payable under this Agreement; (ii) the fees payable to each administrator under an agreement between the administrator and the Trust; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes, brokerage fees and commissions, and dividends on short sales; (v) premiums of insurance for the Trust, its trustees and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Trust’s independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds’ transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) costs of preparing, filing and printing the Trust’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Trust’s trustees and officers; (xviii) the costs of personnel (who may be employees of the Adviser, an administrator or their respective affiliated persons) performing services for the Trust; (xix) costs of Board, Board committee and other corporate meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Trust in accordance with any distribution or service plan or agreement related to similar matters, unless the Adviser agrees otherwise to pay for such expense.

SECTION 5.  STANDARD OF CARE

(a)           The Trust shall expect of the Adviser, and the Adviser will give the Trust the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Trust.  The Adviser shall not be liable hereunder for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken or in any event whatsoever with respect to the Trust, the Fund or any of the Fund’s shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Adviser’s duties or obligations under this Agreement or in the absence of the Adviser’s reckless disregard of its duties and obligations under this Agreement.

(b)           Adviser shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services or any administrator, fund accountant, custodian or transfer agent to the Trust.  The Adviser shall not be liable to the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Adviser by a duly authorized officer of the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board or any agent of the Board.

(c)           The Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to the Fund as of the date first written above.

(b)           This Agreement shall remain in effect for an initial period of two years from the date first written above, unless sooner terminated as provided herein. This Agreement shall continue in effect for successive annual periods following the initial period; provided that such continuance is specifically approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case; (ii) by a majority of the Trust’s trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust); provided further, however, that if the continuation of this Agreement is not approved, the Adviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)           This Agreement may be terminated by the Trust if the Board reasonably determines, in accordance with its duties under applicable law, that the Adviser has materially breached the standard of care specified in Section 5(a) of this Agreement with respect to its provision of services to the Fund and provides prompt written notice of such determination to the Adviser. The Adviser shall have the opportunity, within thirty (30) days of receipt of such a written notice, to cure the material breach that is the subject of such notice or otherwise to address such material breach with the Board. The Board shall determine not to terminate the Agreement if it is satisfied with the Adviser’s response to the written notice.

(d)           This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty:  (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser; or (ii) by the Adviser on 60 days’ written notice to the Trust.  This Agreement shall terminate immediately upon its assignment without further action by either party.

SECTION 7.  ACTIVITIES OF THE ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Adviser’s right, or the right of any of the Adviser’s directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity.

SECTION 8.  REPRESENTATIONS OF ADVISER.

The Adviser represents and warrants that:  (i) it is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or self-regulatory organization requirements necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.  With respect to clause (iii) of this Section 8, the parties acknowledge that any failure by the Adviser to comply with a requirement that would not have a materially adverse effect on the Adviser’s ability to perform the services provided by this Agreement would not constitute a breach of clause (iii) or any other provision of this Agreement; provided that, upon the Adviser discovering any such non-compliance, the Adviser would seek to remedy such non-compliance on a reasonably prompt basis and in a manner that it deems appropriate under the circumstances.

SECTION 9.  SUBADVISERS

At its own expense, the Adviser may carry out any of its obligations under this Agreement by employing, subject to the direction and control of the Board, one or more persons who are registered as investment advisers pursuant to the Advisers Act (“Subadvisers”).  Each Subadviser’s employment will be evidenced by a separate written agreement approved by the Board and, if required, by the shareholders of the Fund.  The Adviser shall not be liable hereunder for any act or omission of any Subadviser, except to exercise good faith in the employment of the Subadviser and except with respect to matters as to which the Adviser assumes responsibility in writing.  For purposes of this Agreement, the parties agree that they shall not consider the Adviser to be a Subadviser to the Fund by virtue of the Subsidiary Agreement with the Company.

SECTION 10. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of the Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or Fund to which the Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 11.  RIGHTS TO NAME

If the Adviser ceases to act as investment adviser to the Trust or any Fund whose name includes the term “ICICI” (the “Mark”) or if the Adviser requests in writing, the Trust shall take prompt action to change the name of the Trust or any such Fund to a name that does not include the Mark.  The Adviser may from time to time make available without charge to the Trust for the Trust’s use any marks or symbols owned by the Adviser, including marks or symbols containing the Mark or any variation thereof, as the Adviser deems appropriate.  Upon the Adviser’s request in writing, the Trust shall cease to use any such mark or symbol at any time.  The Trust acknowledges that any rights in or to the Mark and any such marks or symbols which may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser.  The Adviser may permit other parties, including other investment companies, to use the Mark in their names without the consent of the Trust.  The Trust shall not use the Mark in conducting any business other than that of an investment company registered under the 1940 Act without the permission of the Adviser.

SECTION 12.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the 1940 Act, by the Board (including by a majority of the Trustees who are not parties to the Agreement or interested persons of any such party) or a vote of a majority of the outstanding voting securities of the Fund.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)           Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of the Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)           No affiliated person, employee, agent, director, officer or manager of the Adviser shall be liable at law or in equity for the Adviser’s obligations under this Agreement.

(k)           The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(l)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(m)           The Adviser shall not use the name of the Trust or the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with Adviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(n)           The provisions of Sections 5(b), 5(c), 10, 11 and 12 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM FUNDS

                         /s/ Stacey E. Hong
_______________________
Stacey E. Hong
President

ICICI Securities Holdings Inc.

                         /s/ Sriram Iyer
______________________
By:  Sriram Iyer
Title: Director

FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT

Appendix A

Funds of the Trust	Fee as a % of the Annual Average Daily Net Assets of the Fund

ICICI India Dynamic Fund                                                                                                                     1.25